EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 19, 2004, accompanying the consolidated financial statements in the Annual Report of Aeolus Pharmaceuticals, Inc. on Form 10-K for the year ended September 30, 2004. We hereby consent to the incorporation by reference of said report in this Registration Statement of Aeolus Pharmaceuticals, Inc. on Form S-8.

/s/ Grant Thornton LLP

Raleigh, North Carolina

December 17, 2004